EXHIBIT 10.36

February 23, 2004

Brian “Boz” Elloy

8 Cragmont Court

San Mateo, CA 94403

RE:	Revised Employment Offer

Dear Boz:

On behalf of Borland Software Corporation (“Borland”), I am pleased to confirm in writing your assumption of the position of Senior Vice President of Software Products, which you assumed in August 2003. This letter sets out the terms of your employment as the Senior Vice President of Software Products.

In consideration for your service to Borland, you are being paid a base salary of $9,615.38 every two weeks (which equals $250,000 per year), less applicable taxes and other withholdings in accordance with Borland’s standard payroll practices. You are eligible for the Incentive Compensation Program (ICP) specific to your position. In addition, you are eligible to participate in various Borland fringe benefit plans, including: Group Health Insurance, Flexible Spending Accounts, 401(k) Savings Plan, Employee Stock Purchase Plan, Tuition Reimbursement and the vacation program. Borland reserves the right to modify employee benefit plans and policies, as it deems necessary.

Following the assumption of your new responsibilities, in November 2003, you were granted an option to purchase an additional 50,000 shares of Borland common stock under Borland’s Stock Option Plans at an exercise price equal to the fair market value of that stock on your option grant date. Your option will vest over a period of four years, and will be subject to the terms and conditions of the related Borland Stock Option Plan and related standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

Your employment with Borland is “at will”; it is for no specified term, and may be terminated by you or Borland at any time, with or without cause or advance notice. Any contrary representations that may have been made to you are superceded by this offer. This is the full and complete agreement between you and Borland on this term. Although your job duties, title, compensation and benefits, as well as Borland’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Borland’s General Counsel.

To ensure the timely and economical resolution of disputes that arise in connection with your employment with Borland, you and Borland agree that any and all disputes, claims (including, but not limited to, any claims for compensation, benefits, stock or stock options, fraud or age, sex, race, disability or other discrimination or harassment), or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both you and Borland waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or Borland would be entitled to seek in a court of law. Borland shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or Borland from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and Borland each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

This agreement and the other agreements referred to above constitute the entire agreement between you and Borland regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements, whether oral or written, between you and Borland. This agreement may only be modified by a document signed by you and the General Counsel of Borland.

Sincerely,

Borland Software Corporation

By:	/s/ TIMOTHY J. STEVENS

Timothy J. Stevens, Sr. Vice President and General Counsel

I have read the terms outlined above and confirm that it outlines the terms and conditions of my employment with Borland.

Date: 2/24, 2004	/s/ BRIAN ELLOY

Brian Elloy